UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 16, 2005
(Date of Report - Date of earliest event reported)

THE GSI GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

333-43089	37-0856587
(Commission File Number)	(IRS Employer Identification No.)

1004 E. ILLINOIS STREET
ASSUMPTION, ILLINOIS	73125
(Address of Principal Executive Offices)	(Zip Code)

(217) 226-4421
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

See disclosure of the amendment and restatement of the Company’s existing credit facility and the indenture contained in Item 2.03 below, which is incorporated herein by reference.

Item 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On May 16, 2005, concurrently with the issuance of $110,000,000 of 12% Senior Notes due 2013 and the closing of the acquisition of The GSI Group, Inc. (the “Company”) by GSI Holdings Corp. (“GSI Holdings”), an affiliate of Charlesbank Equity Fund V, Limited Partnership, the Company refinanced its existing credit facility with a five-year asset-backed revolving credit facility provided by lenders led by Wachovia Capital Finance Corporation (Central) (“Wachovia”), as the agent.  The maximum amount of revolving credit available under the Company’s refinanced credit facility (the “Credit Facility”) is $60.0 million and the Company has the option to increase the facility in increments of $5.0 million up to a maximum of $75.0 million (subject to compliance with the covenants in the indenture).  Up to $15 million of the facility is available for issuances of letters of credit.

The Credit Facility provides floating rate revolving loans bearing interest at a rate equal to 0.0% to 0.5% over Wachovia’s prime rate or 1.50% to 2.00% over LIBOR, in each case based on the excess availability under the borrowing base from time to time.

The Company’s obligations under its Credit Facility are secured by a first priority lien on, and pledge of, substantially all of its and any subsidiary guarantors’ current and future assets.  In addition, GSI Holdings pledged all of its shares of the Company’s common stock, as well as any rights that it may have under the stock purchase agreement with the Company’s selling stockholders, as additional collateral security.

The Credit Facility contains certain covenants that are substantially similar to, but generally no more restrictive than, the covenants under the Company’s existing credit facility.  The Company’s ability to make borrowings under the Credit Facility is subject to customary representations, warranties and covenants.  The Credit Facility also contains various customary events of default.

On May 16, 2005, the Company issued and sold $110,000,000 aggregate principal amount of Senior Notes due 2013 (the “Notes”).  Payment on the Notes is guaranteed on an unsecured basis by GSI Holdings and by all of the Company’s domestic material subsidiaries.  None of the Company’s domestic subsidiaries are currently material subsidiaries.  The Notes were issued under an Indenture among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”).

The Notes have a fixed annual interest rate of 12%, which will be paid semiannually in arrears on May 15 and November 15, commencing on November 15, 2005.

Prior to May 15, 2008, the Company may redeem up to 35% of the Notes at a redemption price of 112.000% of the principal amount, plus accrued and unpaid interest from the proceeds of certain equity offerings; provided that: (i) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Company and its subsidiaries) remains outstanding immediately after the occurrence of such redemption and (ii) the redemption occurs within 90 days of the date of the closing of such equity offering.  Except pursuant to the preceding sentence, the Notes will not be redeemable at the Company’s option prior to May 15, 2009.

On or after May 15, 2009, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) listed below plus accrued and unpaid interest and liquidated damages, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date: 2009 at a redemption price of 106.000%; 2010 at a redemption price of 103.000%; and 2011 and thereafter at a redemption price of 100.000%.

Upon a change of control, as defined in the Indenture, the Company is required to offer to purchase all of the Notes then outstanding for cash at 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, on the Notes repurchased to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Also on May 16, 2005, the Company issued a call for redemption for all $100 million principal amount of its existing 10-1/4% senior subordinated notes due 2007 at a price of 101.729% plus accrued interest from May 1, 2005 to the date of redemption.

Item 5.01                                               CHANGES IN CONTROL OF REGISTRANT

Pursuant to the terms of a stock purchase agreement by and among GSI Holdings and the former stockholders of the Company, GSI Holdings purchased all of the outstanding common stock of the Company.  In connection with the acquisition and pursuant to the stock purchase agreement, the following changes to the Company’s directors and officers have occurred:

•	Resignations, effective May 16, 2005, of Craig Sloan and Kathy Sloan from the Company’s board of directors;
•	Appointment, effective May 17, 2005, of William Branch, Michael Choe, Kim Davis and Andrew Janower to the Company’s board of directors;
•	Resignation, effective May 17, 2005, of Russell C. Mello as Chief Executive Officer;
•	Appointment, effective May 17, 2005, of William Branch as President and Interim Chief Executive Officer; and
•	Appointment, effective May 17, 2005, of Russell C. Mello as Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GSI GROUP, INC.

	By:	/s/ Russell C. Mello
Name: Russell C. Mello
Title: Chief Financial Officer

Date: May 20, 2005